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                                                                 Exhibit (a)(18)

#65

FOR IMMEDIATE RELEASE

                    PEOPLESOFT BOARD OF DIRECTORS UNANIMOUSLY
                     RECOMMENDS STOCKHOLDERS REJECT ORACLE'S
                            REVISED UNSOLICITED OFFER

PLEASANTON, CALIF., JUNE 20, 2003 - PeopleSoft, Inc. (Nasdaq: PSFT) announced today that, after careful consideration and acting upon the recommendation of a committee of independent directors, PeopleSoft's Board of Directors voted unanimously to recommend that PeopleSoft stockholders reject Oracle Corporation's (Nasdaq: ORCL) revised unsolicited offer to purchase all of the shares of PeopleSoft for $19.50 per share in cash.

In making its recommendation, the Board reiterated its previously expressed concern that the offer is not in the best interest of the Company's stockholders. The Board concluded that the proposed combination of PeopleSoft and Oracle faces substantial regulatory delays and a significant likelihood that the transaction would be prohibited. Those delays and uncertainties, combined with Oracle's stated intentions to discontinue PeopleSoft's products, would subject PeopleSoft's business to irreparable damage.

The Board concluded that the revised offer undervalues the Company based on its financial performance and significant future opportunities including the value created through the acquisition of J.D. Edwards. The Board found additional risk to stockholders from the offer because it is highly conditional and Oracle could withdraw it at any time.

PeopleSoft President and Chief Executive Officer Craig Conway said, "Oracle's offer undervalues the Company and is not in the best interest of PeopleSoft stockholders. It is highly conditional, faces significant regulatory delays and uncertainty, and threatens serious damage to our business."
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"PeopleSoft is committed to the J.D. Edwards acquisition," Conway continued. "We believe that the continued execution of our strategy will create significantly higher stockholder value."

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's leading provider of application software for the real-time enterprise. PeopleSoft pure internet software enables organizations to reduce costs and increase productivity by directly connecting customers, suppliers, partners and employees to business processes on-line, in real time. PeopleSoft's integrated, best-in-class applications include Customer Relationship Management, Supply Chain Management, Human Capital Management, Financial Management and Application Integration. Today more than 5,100 organizations in 140 countries run on PeopleSoft software. For more information, visit us at www.peoplesoft.com.

ADDITIONAL INFORMATION

PeopleSoft commenced an exchange offer and filed a Schedule TO and a registration statement on Form S-4 with the SEC on June 19, 2003 with respect to the proposed acquisition of J.D. Edwards & Company. Solicitations and exchanges of J.D. Edwards stock in connection with that acquisition will only be made pursuant to the Offer to Exchange and related materials filed with the SEC. Stockholders also should read PeopleSoft's Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments for PeopleSoft's recommendation regarding Oracle's tender offer. Stockholders should read these documents and any amendments because they contain important information. These filings can be obtained without charge from the SEC at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward looking statements. These statements reflect PeopleSoft's and management's current beliefs and are based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a more detailed discussion of information regarding risks that may affect PeopleSoft's operating results, please refer to PeopleSoft's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Additional risks, assumptions and uncertainties relating to the proposed acquisition of J.D. Edwards and to Oracle's tender offer are set forth in PeopleSoft's most recent filings with the SEC. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. PeopleSoft undertakes no obligation to update or revise these forward looking statements.

CONTACTS:

Lori Varlas                                          Steve Swasey
Investor Relations                                   Public Relations
PeopleSoft                                           PeopleSoft
(877) 528-7413                                       (925) 694-5230
lori_varlas@peoplesoft.com                           steve_swasey@peoplesoft.com